Exhibit 10.9

USE AGREEMENT

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed

THIS USE AGREEMENT is made this 30th day of April, 2015 between Air Pegasus Heliport, Inc., a New York corporation whose address is West 30th Street and 12th Avenue, New York, New York (“APH”) and Flyblade, Inc., a Delaware Corporation whose address is 499 East 34th Street, New York, New York 10016 (“BLADE,” and, together with APH, the “Parties”).

WHEREAS, APH operates the West 30th Street Heliport (the ” Heliport”) pursuant to a permit between it and the New York State Department of Transportation (the “NYDOT”), its successors and assigns, dated March 25, 1996 (the “Permit” ). The Hudson River Park Trust (the “HRPT”) is the current successor to the NYDOT and therefore the current Permit holder; and

WHEREAS, APH has room for a trailer to be placed on the Heliport that is no greater than sixteen (16) feet wide by sixty (60) feet long for the purpose of serving as a lounge to helicopter passengers that wish to utilize the Heliport (the “Trailer” ); and

WHEREAS, BLADE acts as agent of duly licensed Federal Aviation Administration (“FAA”) and United States Department of Transportation (“DOT”) operators whose operations are compliant with all relevant Federal Aviation Regulations (“FAR”); and

WHEREAS, APH is willing to allow BLADE to place the Trailer at a specific location at the Heliport that is mutually agreed upon and designated by the Parties pursuant to the terms and conditions of this Use Agreement (the “Agreement”);

NOW, THEREFORE, based on the foregoing premises, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Recitals. The above stated Recitals are hereby incorporated by reference and shall be treated as if they were set forth within the body of this Agreement in their entirety.

2.            Term. This Agreement shall be coterminous with APH’ s Permit and shall be effective as of the date of HRPT’s approval as described in Paragraph 11. Notwithstanding the foregoing , BLADE shall have the right to place its Trailer at the Heliport immediately following the execution of this Agreement and at a mutually agreed upon location adjacent to helicopter landing areas described in Paragraph 7 below. BLADE understands that APH’s rights under its Permit with HRPT are on a month-to-month basis and that APH has no right to grant BLADE any use or occupancy rights beyond those provided for in the Permit. Accordingly, BLADE agrees that this Agreement shall run coterminously with the term of the Permit, and shall terminate concurrently with the same. Upon termination of this Agreement, BLADE shall, at its own cost and expense, remove the Trailer or be prepared to forfeit it.

3.            Monthly Use Fee. There shall be no monthly use fee for the [***] of this Agreement. Beginning on [***] of this Agreement, BLADE shall pay APH a monthly use fee, and shall continue to make such payment on the first day of each month thereafter for so long as this Agreement remains in effect. If BLADE employs its own ground crew to facilitate its operations at the Heliport the monthly use fee shall be [***]. If BLADE utilizes APH ground crew to facilitate its operations at the Heliport that monthly use fee shall be the aggregate of [***] for APH’s ground support of BLADE-related operations at the Heliport. For purposes of this Agreement, the term “ground crew” is understood to be staff that assists in the loading and unloading of passengers and baggage from helicopters at the Heliport, and specifically excludes staff that perform fueling or traffic direction of helicopters at the Heliport.

4.            Ground Crew. APH shall service all Blade Helicopters (as defined in Paragraph 7 below) in the same manner APH services other Part 135 operations at the Heliport with ground crew and fueling support as necessary. BLADE may, at its discretion, employ additional ground crew to service the Blade Helicopters. APH and BLADE shall periodically assess if the presence of BLADE’s Trailer at the Heliport results in an increase of BLADE-related operations at the Heliport sufficient to necessitate an increase in ground crew. In the event the Parties make such determination, APH shall notify BLADE in writing and BLADE shall have five (5) business days to respond as to whether it wishes for APH to deploy the necessary ground crew or if BLADE elects to take responsibility for staffing additional ground crew. If BLADE elects to take responsibility for staffing any number of ground crew, as necessary, all such crew shall report to APH management for training, scheduling, and direction within fourteen (14) days of the notice contemplated in this Section.

5.            Trailer Installation Expenses & Usage. Any and all expenses associated with the installation, permitting, use, maintenance, and/or removal of the Trailer or otherwise associated with the Trailer shall be the responsibility of BLADE. In the event APH is invoiced or must incur expenditures related to the Trailer it shall promptly forward demand for reimbursement to BLADE, and BLADE shall promptly reimburse APH. Failure to do so shall be a material breach of this Agreement. APH agrees to allow BLADE to tie into existing utility lines at the Heliport in order to ensure access to power and water to the Trailer. Notwithstanding the provisions contained within this Paragraph 5, the cost of the use of such utilities to provide power and water to the Trailer is incorporated into the monthly usage fee described in Paragraph 3 above. APH may use the Trailer and any amenities BLADE installs within it for any patrons utilizing APH’ s heliport facility to fly under FAR Part 91. APH may not use the Trailer for the benefit of anyone, or otherwise grant anyone access to the Trailer, who is a customer of a BLADE competitor, charter operator, or operator of scheduled or crowdsourced point to point helicopter flights. APH, from time to time and at the discretion of APH management and as agreed upon by BLADE, may request to use the Trailer for its VIP patrons flying under FAR Part 135, so long as such usage does not result in the perception of any benefit to a competitor of BLADE and BLADE is given prior notice of such request. APH will not allow any competitor of BLADE to erect or maintain a quasi-private or branded passenger lounge at the Heliport at any time during the term during which BLADE is not in default of this Agreement.

6.            Discounted Landing Fees. To the extent helicopter services sold or brokered by BLADE benefit from discounted landing fees and any and all other operational fees (that is, any fee incurred in the landing and taking off, loading and unloading of passengers and baggage, and the operating of helicopters for commercial purposes at the Heliport) negotiated between APH and a third party provider, all such operations shall benefit from those pre-determined fees or the following discounted fee structure, whichever is less:

[***]

[***]

These discounts shall be granted by APH to the third party service provider as applicable. Landing and operations counts used to justify discounted landing fees as detailed herein shall reset on each anniversary of this Agreement.

7.            Priority Access. Helicopters used to provide services sold or brokered by BLADE (“BLADE Helicopters”) shall have priority access to, and use of the two landing spots most proximate to the ramp entrance of the Trailer. APH shall ensure the landing spots described herein are available to BLADE Helicopters at all times upon reasonable prior notice by BLADE of anticipated BLADE-related operations. Priority access is not exclusive access. APH may utilize the two landing spots described herein when not reasonably anticipated to be in use by BLADE Helicopters. There shall be no penalty in the event said spots are not available to BLADE Helicopters as a consequence of concurrent high volume APH operations.

8.            Assignment. BLADE shall not have any right to assign this Agreement. APH shall have the right to assign this Agreement. BLADE agrees that it shall not sublease, or grant the right to use, any portion of the Trailer (including the exterior) to any person or entity, without the prior written approval of APH which APH may grant or refuse to grant, in its sole discretion.

9.            Insurance. BLADE shall maintain a policy or policies of comprehensive general liability insurance with respect to its activities and use of the Trailer with the premiums thereon fully paid on or before due date, issued by and binding upon an insurance company approved by APH, such insurance to afford minimum protection of not less than Two Million Dollars ($2,000,000.00) combined single limit coverage of bodily injury, property damage or combination thereof. APH shall be listed as an additional insured on BLADE’s policy or policies of comprehensive general liability insurance, and BLADE shall provide APH with current Certificates of Insurance evidencing BLADE’s compliance with this Paragraph. BLADE shall obtain the agreement of its insurers to notify APH that a policy is due to expire at least (10) days prior to such expiration. APH shall not be required to maintain any insurance regarding the Trailer.

I0.        Default.

(a)            BLADE. BLADE shall be in default if: (i) BLADE fails to pay the monthly use fee when due, and such failure continues for ten (10) days after the due date; or (ii) BLADE defaults in any of its other obligations under this Agreement, and such default continues for fourteen (14) days after BLADE has been notified of such default in writing. Upon BLADE’s uncured default, APH may declare this Agreement ended and terminated by giving BLADE written notice of such intention and BLADE shall lose its right to access the Trailer for the benefit of its customers and act immediately to remove it from the Heliport without disrupting APH operations. APH shall have, in addition to the remedy set forth herein, any other right or remedy available to APH as a result of BLADE’s default.

(b)            APH. APH shall be in default if APH defaults in any of its obligations under this Agreement, and such default continues for fourteen (14) days after APH has been notified of such default in writing. Upon APH’s uncured default, BLADE may declare this Agreement ended and terminated. BLADE shall have, in addition to the remedy set forth herein, any other right or remedy available to BLADE as a result of APH’ s default.

11.          HRPT Approval. APH and BLADE understand that this Agreement is subject to the approval of the HRPT pursuant to the terms of the Permit. The dates set forth in this Agreement shall be deemed to run from the date that the HRPT grants such approval. If the HRPT does not approve this Agreement, then it shall be null and void.

12.          Right of First Refusal. In the event this Agreement is terminated as a result of the Permit being terminated or revoked and BLADE is not otherwise in default of this Agreement, should APH relocate its business and operate a heliport elsewhere in Manhattan, APH agrees to work in good faith with BLADE to allow for the transfer of the Trailer to any such subsequent heliport location or for Blade to install an alternative facility consistent with the size and configuration of such subsequent heliport within the parameters of all governing permits, leases , and/or regulations. APH shall not enter into discussions or otherwise negotiate with any other FAR Part 135 operator concerning the installation of a quasi-private and/or branded passenger lounge at any subsequent APH heliport location for the period of time between the termination of the Permit and April  15 of the same or subsequent year the Permit is terminated, whichever is sooner. If in the event any subsequent APH heliport has facilities for multiple quasi-private and/or branded passenger lounges, APH shall not offer any third party use of any such lounge that is substantially similar to BLADE’-s lounge in size and configuration on terms more favorable than those offered to BLADE, including rates on landing fees, unless such terms are also offered to BLADE upon reasonable prior notice.

13.          Waiver. No waiver of any default of APH or BLADE shall be construed as a waiver of a subsequent breach of the same or similar covenant, term or condition.

14.          Headings. The headings used in this Agreement are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Agreement.

15.          Regulatory Compliance and Safety Considerations. As of the date of this Agreement, BLADE shall comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted pertaining to the Heliport, including without limitation all of APH’s rules and regulations and all applicable FAA regulations, thus ensuring the safety and security of the Heliport’s staff and patrons and the efficiency of the Heliport’s operations. APH reserves the right to adopt any rule or regulation reasonable necessary to ensure the efficient and safe operation of the Heliport, and may serve notice of the same upon BLADE at any time as necessary in writing. Upon receipt of any such notice BLADE shall have fourteen (14) days to either (i) comply, or (ii) raise issues associated with compliance to APH. APH shall work in good faith with BLADE to resolve any aforementioned issue. APH and BLADE both further agree to comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted affecting the Heliport and/or its operations.

16.          Limitation of Rights. This Agreement shall not be construed to grant BLADE any rights or privileges that APH: (i) is prohibited from granting; or (ii) does not possess pursuant to the Permit.

17.        Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York.

18.          Facsimile Signatures. Facsimile signature shall be as binding as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first written above.

FLYBLADE, INC.

By:	/s/ Evan Licht
Name:	Evan Licht
Title:	General Manager

AIR PEGASUS HELIPORT, INC.

By:	/s/ Abigail Trenk
Name:	Abigail Trenk
Title:	President